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Exhibit 10.2

                             SHARE PLEDGE AGGREEMENT

BETWEEN:

CONTINENTAL CAN COMPANY                                 (the "Constituant"), and

SUIZA FOODS CORPORATION                                     (the "Beneficiary").

WHEREAS:

- The Constituant holds 256,910 shares of Ferembal, a societe anonyme with a capital of 40,083,000 FF, with registered offices at 6, boulevard of General Leclerc, 92110, Clichy, registered at the Company register of Nanterre under the number No. B 334 384 054 (the "Company").

- The Beneficiary has granted a loan to the Constituant in an amount of $20,000,000 which has been granted pursuant to the terms and conditions of the Promissory Note attached hereto dated 27 April, 1998 (hereafter the "Loan Agreement").

- As a guarantee of the loan, the Constituant has accepted to affect in guarantee all of the shares which it holds in the company Ferembal S.A. pursuant to the terms and conditions set forth below.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1. The Constituant declares by the present document, affecting as security, in conformity with the provisions of article 29 of the law number 83-1 of 3 January 1983, for the benefit of the Beneficiary, 256,910 nominative shares of the Company which are registered in the account opened in the name of the Constituant in the books of the Company (the Shares").

2. The Constituant warrants that the bylaws of Ferembal SA do not contain any dispositions which submit the sale or transfer of shares to a third party to a preliminary approval "agreement") of the Board of Directors. The Constituant irrevocably undertakes to the Beneficiary not to modify the bylaws of the Company in order to introduce an "agreement" provision, such undertaking remaining in effect up to the complete repayment to the Beneficiary of the principal amount of the loan provided for in the Loan Agreement, together with all interest, expenses and accessory amounts related thereto.

3. The Constituant warrants that the constitution of the present pledge for the benefit of the Beneficiary has been the subject of all approvals and authorizations which are necessary pursuant to all legal, statutory and by-law provisions which are applicable to it.



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4.   The present pledge is granted to guarantee the reimbursement of all amounts in principal, interest, expenses and accessory amounts and with respect to all obligations for which the Constituant may be liable with respect to the Beneficiary pursuant to the Loan Agreement.

5. Pursuant to Law No. 83-1 of January 3, 1983, all shares, other securities and financial instruments which may be substituted for or become supplementary to the Shares set forth as a pledge, due to exchanges, bringing together, splits, free attributions, subscriptions in cash or otherwise, as well as the products thereof, in all currencies, are included in the base of the present pledge.

6. The Constituant warrants that is the sole owner (in both "bare property" and "usufruct") of the Shares and is, therefore, legally entitled to constitute a pledge on the Shares in favor of the Beneficiary.

     The Constituant warrants that no pledge, privilege or other security interest on all or any part of the pledged Shares has been granted to date and that no "opposition" or other reason exists to block the present pledge.

     The Constituant further warrants that there does not exist any "convention de croupier" or similar agreement relating to all or part of the Shares.

7. The Constituant undertakes that as long as the present pledge shall remain in effect it shall not:

     (i) constitute another pledge or security interest on all or any part of the Shares;

     (ii) sell or transfer, directly or indirectly, in whole or in part, the Shares;

     (iii) permit the Company to be operated other than in the normal course of business in a prudent manner;

     (iv) permit any legal transformations involving the Company, such as mergers and contributions of assets, to take place.

8. In order to notify the present Pledge Agreement to the Company, a copy of the present document is at this time delivered to the Beneficiary for delivery to the Company, which Company shall debit the Shares in the Constituant's account and shall credit a special "pledge" account in the name of the Beneficiary on the books of the Company.

9. The Beneficiary may, eight days after notice to the Constituant given to it directly in hand or sent by registered letter, request the executive of the present pledge pursuant to article 93 of the Commercial Code or it may request a court to attribute the pledged Shares to it in conformity with the provisions of article 2078 of the Civil code, the preceding




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     dispositions applying notable in the event of a simple declaration by the
     Beneficiary of an "Event of Default" pursuant to the Loan Agreement, all of this without prejudice to any other recourse available against the Constituant.

10. The Beneficiary undertakes that at the latest eight days from the receipt of full payment by the Constituant of all principal of the loan which is the subject of the Loan Agreement, and of all the interest, expenses and accessory amounts related thereto, that it will notify the Company and the Constituant by registered letter return receipt requested of the termination of the present pledge. This Pledge Agreement will continue in effect until all of such sums have been duly paid to the Beneficiary or until otherwise provided by law in the event of the executive of the present pledge.

11. The stamp duties and registration taxes, as will as all taxes, penalties and expenses (including fees of legal counsel) which result from the executive of the present pledge due to the coming into existence of one or the other of the cases foreseen in paragraph 8 above, are for the exclusion account of the Constituant.

12. For the purposes of this agreement, the parties elect domicile at their respective corporated offices as indicated above.

13. The present pledge is subject to and shall be interpreted under French law (without application of its conflict of law principles).

14. All disputes arising under the present pledge will be subject to the exclusive jurisdiction of the courts of the jurisdiction of the Court of Appeals of Paris and each party declares irrevocably accepting such jurisdiction and waiving all objections with respect thereto.

CONTINENTAL CAN COMPANY, INC.               SUIZA FOODS CORPORATION

By:  /s/ Abdo Yazgi                         By:  /s/ J. Michael Lewis
     ---------------------------                 ------------------------
     Executive Vice President                    Vice President


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